Exhibit 99.1

PRESS RELEASE

Deep Well Announces Tax Treatment of Special Distribution to its Shareholders

October 23, 2013 – 08:00 EDT

EDMONTON, ALBERTA--(Marketwire) - Deep Well Oil & Gas, Inc. ("Deep Well" or "Corporation") (OTCQB Marketplace: DWOG) previously announced on August 9, 2013, that its Board of Directors approved a distribution to its shareholders in the amount of USD $0.07 per share to be payable on September 20, 2013 (the “Payment Date”) to the holders of record of all the issued and outstanding shares of common stock of the Corporation as of the close of business on August 16, 2013, (the “Record Date”).

Shareholders with an adjusted cost base of their Deep Well common shares in excess of USD $0.07 per share should not be subject to tax as a result of this “return of capital” distribution.

Distributions that are characterized as a "return of capital" require Deep Well to post on its website, within 45 days of the Payment Date of the distribution, an IRS Form 8937 “Report of Organizational Actions Affecting Basis of Securities”. The Corporation hereby announces that it has posted its IRS Form 8937 on its website under the Investors tab. This posted information on the Corporation’s website is intended to meet the requirements of public disclosure pursuant to the U.S. Treasury Regulation Section 1.6045B-1(a)(3) and (b)(4).

This press release does not constitute tax advice and does not take into account any of the Corporation’s shareholders specific circumstances. The Corporation encourages its shareholders to seek tax advice regarding their own individual situation in order to understand the rules and regulations regarding this distribution payment and their individual tax implications.

As previously announced, Deep Well entered into a farmout agreement (the “Farmout Agreement”) with MP West Canada SAS (the “Farmee”), a subsidiary beneficially owned 1/3 by Maurel et Prom and 2/3 by MPI, two listed companies based in Paris, France, to fund our share of the approved Alberta Energy Regulator SAGD Project at our Sawn Lake heavy oil reservoir in the Peace River oil sands region of Northern Alberta. The Farmee has informed us that it plans to transfer its interests in the Farmout to MP Energy West Canada Corp. In accordance with this Farmout Agreement, the Farmee has agreed to provide up to USD $40,000,000 in funding for our portion of the costs for the Steam Assisted Gravity Drainage (“SAGD”) Project, in return for a net 25% working interest in 12 sections where Deep Well has a working interest of 50%. The Farmee has since paid Cdn $12,073,513 to the operator of  the SAGD Project for the Farmee’s share and Deep Well’s share of the initial costs of the SAGD Project. Also announced on October 18, 2013, the operator of the SAGD Project has commenced drilling the first of two horizontal wells for its jointly owned SAGD Project.

This press release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC.  The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:

Deep Well Oil & Gas, Inc.
780-409-8144
info@deepwelloil.com
www.deepwelloil.com